Exhibit 2
Item 4. Purpose of Transaction.
Item 4 of the Schedule 13D is hereby amended and supplemented by the addition of the following:
On May 6, 2015, the Casey Reporting Persons issued a press release (the "May 6 Press Release") regarding the filing by the Reporting Persons of preliminary proxy materials in connection with the solicitation of proxies from the Issuer's stockholders for the 2015 Annual Meeting. The foregoing summary of the May 6 Press Release is qualified in its entirety by reference to the full text of the May 6 Press Release, a copy of which is attached hereto as Exhibit 99.15 and is incorporated by reference herein.